Exhibit 10.1

STOCK OPTION AGREEMENT

For Optionees Located Inside the United States

Granted to: [participant name]

Grant Date: [grant date]

Expiration Date: [expiration date]

Number of Shares: [shares]

Option Price per Share: [grant price]

This Stock Option Agreement (“Option”) is made between FLIR Systems, Inc., an Oregon corporation (“the Company”) and you, an Employee or Consultant of the Company or one of its Subsidiaries (“Optionee”).

The Company sponsors the 2002 Stock Incentive Plan (the “Plan”). The Plan governs the terms of this Option and controls in the event of any ambiguity. A copy of the Plan as amended can be found on the Company intranet or may be obtained by contacting the Company’s Human Resources Department. The terms and provisions of the Plan are incorporated herein by reference. By signing this Option, you acknowledge that you have obtained and reviewed a copy of the Plan. When used herein, the terms that are defined in the Plan shall have the meanings given to them in the Plan, including the term “Administrator,” which means the Compensation Committee of the Company’s Board of Directors.

Your failure to execute this Option by December 31, 2007 may result in its cancellation.

In recognition of the value of your contribution to the Company, you and the Company mutually covenant and agree as follows:

1. Subject to the terms and conditions of the Plan and this Option, the Company grants to you the option to purchase from the Company the above-stated number of shares (“Shares”) of the Company’s Common Stock at the Option Price per Share stated above.

2. This Option will vest and become exercisable by you as stated in this section 2.

(a) Performance Periods. The calendar year beginning on January 1, 2007 and ending on December 31, 2007 shall constitute the “First Performance Period.” The calendar year beginning on January 1, 2008 and ending on December 31, 2008 shall constitute the “Second Performance Period.” The calendar year beginning on January 1, 2009 and ending on December 31, 2009 shall constitute the “Third Performance Period.”

(b) Vesting of Shares. The percentage of Shares subject to this Option that shall vest on February 15 of the year following each Performance Period will be based on the Company’s fully diluted earnings per share (“EPS”) in accordance with the Plan and the chart in section 2(c) of this Option. The number of shares eligible to vest on each vest date will be as stated in the grant details that are provided in your on-line account with Fidelity Investments.

(c) Earnings Per Share Targets. The EPS targets for each of the Performance Periods are as follows: First Performance Period target is $1.52, Second Performance Period target is $1.75, and Third Performance Period target is $2.01. EPS for each Performance Period shall be calculated as reported EPS according to GAAP.

Performance Period	Target EPS or better achieves 100% vesting Level “A” EPS	EPS less than Target but equal to or better than Level “B” achieves 75% vesting Level “B” EPS	EPS less than Level “B” but better than Level “C” achieves 50% vesting Level “C” EPS	EPS less than Level “C” achieves 0% vesting Level “D” EPS
First Performance Period Jan 1, 2007 – Dec 31, 2007	$1.52	$1.48	$1.43	Less than $	1.43
Second Performance Period Jan 1, 2008 – Dec 31, 2008	$1.75	$1.70	$1.64	Less than $	1.64
Third Performance Period Jan 1, 2009 – Dec 31, 2009	$2.01	$1.96	$1.89	Less than $	1.89

To ensure that the measure of EPS growth is comparable on a year-to-year basis, the Plan Administrator retains the discretion to adjust the EPS growth for any Performance Period to account for one-time or non-operating events.

(d) Forfeiture of Shares Not Vested. If the percentage of Shares subject to this Option that vest with respect to a Performance Period is less than 100 percent, the Shares representing the difference between 100 percent and the percentage vested shall be forfeited and cease to be subject to this Option.

3. The manner of exercising this Option to purchase vested Shares and the method for paying the applicable Option Price shall be as set forth in the Plan and as allowed by the Plan Administrator. Any applicable withholding taxes must also be paid by you in accordance with the Plan. Shares issued upon exercise of the Option shall be issued solely in your name. The right to purchase Shares pursuant to the Option shall be cumulative so that when the right to purchase an additional installment of Shares has vested pursuant to the above-stated vesting schedule, such shares or any part thereof may be purchased thereafter until the expiration of the Option. Due to administrative restrictions, paying the Option Price with shares of the Company’s common stock that you already own is not an available method of exercise.

4. Upon termination of your continuous service from the Company and its Subsidiaries as an employee or a consultant and subject to the provisions of this section 4, no additional Shares will vest and the vested portion of this Option shall expire on the earlier of the Expiration Date as stated above or the following cancellation date, depending on the reason for termination:

Reason for Termination	Cancellation Date
Death or Disability	12 months from termination date
Qualified Retirement	36 months from termination date
All other terminations	3 months from termination date

For the purpose of this Option, a Qualified Retirement is a voluntary termination of service by an employee or consultant who, on the effective date of the termination, is at least 60 years of age and has worked for the Company or one of its Subsidiaries for the preceding five (5) years.

5. You shall have no rights as a shareholder with respect to any Shares covered by this Option until the date on which a stock certificate is issued or you acquire such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of issuance.

6. You shall have no right to assign or transfer rights under this Option except by will or the laws of descent and distribution. During your lifetime, this Option may be exercised only by you or, in the event of incompetence, by your legally appointed guardian.

7. The existence of this Option shall not affect in any way the right or power of the Company or its shareholders to authorize any adjustments, recapitalizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any corporate act or proceeding, whether of similar nature or character.

8. In accordance with the terms of the Plan, the Company may limit or suspend the exercisability of this Option or the purchase or issuance of Shares thereunder. Any delay caused thereby shall in no way affect the termination of the Option.

9. The Board of Directors may at any time amend, suspend or terminate the Plan; provided, however, that no amendment, suspension or termination of the Plan or the Option shall adversely affect the Option in any material way without the written consent of the Optionee.

10. Nothing contained in this Option shall be construed to alter the at will nature of your employment, or to limit or restrict the right of the Company or any subsidiary to or to increase or decrease your compensation from the rate of compensation in existence at the time this Option is executed.

11. Notices hereunder shall be in writing. Notice to the Company may be delivered personally to the Company’s Human Resources Department or such other party as designated by the Company or mailed to its headquarters office. Notice to you may be delivered personally or mailed to you at your on the records of the Company.

12. Governing Law. This Option is governed by, and subject to, the laws of the State of Oregon, as provided in the Plan.

For purposes of litigating any dispute that arises under this Award or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Oregon, and agree that such litigation shall be conducted in the appropriate state or federal courts of Oregon.

13. Electronic Delivery. the Company may, in its sole discretion, decide to deliver any documents related to the Option or to participation in the Plan or to future options that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Option to be effective as of the Grant Date stated above.

FLIR SYSTEMS, INC.	OPTIONEE